Exhibit 99.1

The permier capital provider to the hospitality industry TM	NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	Chief Operating Officer and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD COMPLETES $267.2 MILLION ACQUISITION
OF SEVEN FULL-SERVICE HOTELS
Acquisition Highlights:
à	Portfolio consists of Hilton, Marriott, Embassy Suites, and Sheraton hotels in seven different markets

à	Immediately will invest approximately $40 million in capital improvement upgrades to increase revenue and market competitiveness

à	Change in property management expected to generate stronger operating margins

à	TTM NOI cap rate of 6.0% and EBITDA yield of 7.5% for value-added portfolio acquisition at below replacement cost pricing of $133,333 per key

à	Financing of up to $247 million secured for purchase and planned renovations

à	Intend to sell two assets and recycle capital
DALLAS — (December 7, 2006) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced that it has completed the acquisition of seven full-service, upper-upscale hotels totaling 2,004 rooms for $267.2 million in cash ($133,333 per key).
The seven hotels include the 263-room Embassy Suites Philadelphia Airport in Philadelphia, Pennsylvania, the 249-room Embassy Suites Walnut Creek in Walnut Creek, California, the 300-room Hilton Minneapolis Airport in Bloomington, Minnesota, the 375-room Sheraton Anchorage in Anchorage, Alaska, the 260-room Sheraton San Diego Mission Valley in San Diego, California, the 323-room Marriott Trumbull in Trumbull, Connecticut, and the 234-room Sheraton Iowa City in Iowa City, Iowa. Ashford changed management of five of the hotels not targeted for sale from an affiliate of Interstate Hotels and Resorts to Remington Management, L.P. Ashford has commenced marketing the Sheraton Iowa City and Marriott Trumbull properties.
Ashford intends to invest approximately $40.0 million in revenue-generating brand improvements during the next 12 months. The purchase price represents a trailing 12-month cap rate of 6.0% on net operating income, an EBITDA yield of 7.5% and a 13.4x EBITDA multiple. The acquisition was funded with proceeds from a $212 million first mortgage from Countrywide Commercial Real Estate Finance and proceeds from the Company’s July 2006 follow-on offering. The Countrywide interest-only loan, which is secured by the seven hotels, has a three-year term, bears interest at a rate of LIBOR plus 172 basis points and is locked from prepayment for the first 18 months. The loan also provides for an additional funding of $35.0 million for capital expenditures related to the value-added improvements planned for the hotels.
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AHT Acquires Portfolio of Seven Full-Service Hotels

December 7, 2006
Monty Bennett, President and CEO of Ashford Hospitality Trust, said, “We are pleased to complete this acquisition and move forward with the value-added capital improvements and aggressive property management plan our asset management team has crafted that will enhance both top and bottom-line performance. The attractive financing we were able to secure on this portfolio not only provides us the flexibility to fund this asset management plan but also pursue potential capital recycling with the Trumbull and Iowa City hotels. We fully expect that these well-branded, full-service hotels will generate returns consistent with previous portfolios we have acquired and aggressively asset managed.”
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing for closing, the expectation that the renovations will be completed by the end of 2007, the potential capital recycling through the sale of the Marriott Trumbull and Sheraton Iowa City, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of either 4% or 5% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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